EXHIBIT 10.3

PARTICIPATION AGREEMENT
RE: ZODIAC II PROSPECT, JEFFERSON DAVIS & CALCASIEU PARISHES, LOUISIANA

This Participation Agreement (“Agreement”) is made and entered into effective as of the 7th day of June, 2006 (“Effective Date”), by and between Bayou City Exploration, Inc. a Nevada Corporation (hereinafter “Company”) and True North Energy Corp. (hereinafter “Participant”). Company and Participant are sometimes hereinafter referred to, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Company has identified a prospect for oil and gas (“Prospect”), known to the Parties as the Zodiac 11 Prospect, and purchased, or is in the process of purchasing, oil and gas leases the (“Leases”) on such Prospect, and;

WHEREAS, Participant has expressed a desire to participate with Company in the drilling of a test well in search of oil or gas on the Leases or portions thereof and in the further development of the Leases, if warranted, and;

WHEREAS, the Parties desire to join together and enter into a final and binding agreement to fully express the terms and conditions which are to govern between the Parties as to the development of the Prospect, and;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

13.	JOINT OPERATING AGREEMENT

Contemporaneously with the execution hereof, the Parties shall execute the Joint Operating Agreement (“JOA”) and Memorandum of Joint Operating Agreement, naming Bayou City Exploration, Inc. (“Operator”). The executed JOA is attached hereto and incorporated herein as Exhibit “A”. The JOA shall control the operations conducted on the Prospect. Should there be a conflict between the terms and conditions of this Agreement and the JOA, the terms and conditions of this Agreement shall prevail.

14.	LEASEHOLD

Company represents, but does not warrant that it owns, or is in the process of acquiring, certain oil, gas and mineral leases within the Prospect area as depicted on the Plat labeled Area of Mutual Interest (“AMI”) attached hereto and incorporated herein as Exhibit “B” to this Agreement.

15.	PARTICIPANTS INTEREST

Participant hereby elects to earn a twenty five percent (25.0%) working interest in the Leases pursuant to the terms of this Agreement and the JOA by participating in the drilling of the Test Well.

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16.	PROSPECT COSTS

Company has an Agreement with Fairfield Industries (“Fairfield”) in which Fairfield will pay for Geophysical and related reprocessing costs and Company will pay for land acquisition costs Fairfield and Company initially each own fifty percent (50%) working interest in the Prospect. Company and Participant agree that for the purposes of this agreement Geophysical costs will be considered equal to Company’s land and prospect costs. Participants share of current land and prospect cost to be charged by Company with respect to the Prospect, including lease bonus, land brokerage, legal, engineering, surveying, unitization, geological and geophysical costs which is $267,056.00 (“Prospect Costs”). Participant will pay its share of such current and future Prospect Costs. Participant agrees to pay the sum of $267,056.00 upon the execution of this Agreement. The parties acknowledge that there may be additional expenditures incurred by Company including but not limited to additional lease bonuses land brokerage, drilling title examination, and curative. Appropriate and timely billings and payments shall be made accordingly by the Parties. The entire Prospect Costs are fully refundable in the event this Agreement is rescinded by Company for any reason or Company fails to cause the Initial Test Well to be drilled for any reason. Because of multiple agreements made with other parties and Fairfield which the data is subject to, Participant will not acquire any leasehold interest in the area on lands covered by the data as shown on the plat attached hereto as Exhibit “C” unless Company gives written permission prior to the acquisition of such leases.

17.	INITIAL TEST WELL

On or before December 31, 2006 (“Commencement Date”), subject to rig availability, Company proposed to commence or cause to be commenced, operations for the drilling of a test well (“Test Well”) in search of oil and/or gas at a legal location of Company’s choice on the Prospect. The Test Well will be drilled with due diligence and in a good and workmanlike manner to a depth sufficient to test the Siph D Formation or to a depth of 6600’ (TVD) and 8050’ (MD) beneath the surface of the earth, whichever is the lesser depth (the "Objective Depth").

18.	SUBSTITUTE TEST WELL

In the event impenetrable conditions which render further drilling impracticable are met prior to reaching the Objective Depth in the Test Well, then, subject to the provisions of Section 5 above, for a period of ninety (90) days after making the election, either Party shall have the right to drill a substitute Test Well to the Objective Depth on the Leases or on lands pooled therewith. The substitute Test Well shall be drilled under the same terms as the Test Well and the substitute Test Well shall be deemed to be the Test Well for all purposes under this Agreement.

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7.	EXPENSES FOR DRILLING THE TEST WELL

Participant shall bear and pay, in the percentages set forth below, its share of the costs and expenses described below. Such payment shall be due and payable to Company on or before fifteen (15) days after receipt of an invoice or invoices for such costs or any portion thereof.

A.
Thirty three and one third percent (33.33%) of the costs and expenses incurred in drilling the Test Well (and any substitute well therefore) to casing point, or to a lesser depth if impenetrable conditions are encountered in the well, and in plugging and abandoning the well if no completion attempt is made. The term “casing point” shall mean that point in time when the Test Well has been drilled to the Objective Depth, logged, evaluated and Company has notified Participant that a completion attempt will be made.

B.	Twenty five percent (25.0%) of the costs and expenses incurred in completing the Test Well (and any substitute well therefore) and in equipping the same for production

8.	SUBSEQUENT WELLS

As to any subsequent wells drilled within the Prospect area, the Participant has the option, but not the obligation, to participate in the drilling of such subsequent wells by paying twenty five percent (25.0%) of the costs and expenses of drilling such well including the cost of completing such subsequent well and equipping the same for production. Should a party not elect to participate in such subsequent well such non-participating Party will be subject to the provisions of Article VI section B of the JOA.

9.	INTEREST EARNED BY DRILLING TO OBJECTIVE DEPTH

At such time as the Test Well has reached the Objective Depth and Participant has elected whether or not to participate in the completion of the well at the Objective Depth Participant shall have earned an undivided twenty five percent (25.0%) of Company's leasehold interest in and to the Leases, subject to the provisions of the Leases, this Agreement and the JOA.

Company shall assign to Participant any interest earned, effective as of the date of this Agreement, and such assignment shall be made within thirty (30) days after the date on which the completion rig has been released or the date on which the Objective Depth has been reached which ever is later. The assignment shall be subject to, among other things, the terms and provisions of this Agreement, the terms and provisions of the JOA, and all royalties, overriding royalties, payments out of production, and similar leasehold burdens affecting the Leases and existing as of the Effective Date of this Agreement. The Parties acknowledge the royalty burdens of Three percent (3.0%) owed to Seitel and Emce,Inc., as a result of agreements made with these parties. The drilling of additional wells on the Leases and the operation of the Test Well and any additional wells on the Leases or lands pooled therewith shall be governed by the terms of this Agreement and the provisions of the JOA when not in conflict with this Agreement.

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10.	WELL INFORMATION - CONFIDENTIALITY

The Parties agree that all information, data and other materials, including but not limited to wire line logs, mud logs, geological interpretations, seismic data (subject to all of the terms and conditions of any third party licensor or agreement) and other production data (“Data”) which might be obtained or accumulated is to be non-public, confidential and proprietary in nature, except, that such Data can be shown to affiliated companies, reputable engineering firms, gas transmission companies, reputable financial institutions, reputable and financially responsible third parties with whom a Party to this Agreement is engaged in negotiations for the sale of some portion of the interest in this Prospect, or any governmental entities requiring such Data. The Parties agree that the Data may not otherwise be disclosed, sold, traded, or published with out the prior written consent of Company. The Parties, their agents, consultants and independent contractors, at their sole cost, risk and expense, shall have access at all times to the derrick floor of all wells drilled under this Agreement and to all information in connection with the drilling and testing of all such wells. Operator agrees to send the Parties daily drilling reports reporting drilling information consistent with accepted industry standards including but not limited to work done, depth drilled, the results of tests made and oil and gas shows encountered. Operator shall furnish the Parties all well data acquired in connection with the drilling and producing of such wells including but not limited to copies of the surveyors location plat, all wire line and mud logs, reports showing the results of all tests and any forms and reports filed with any State or Federal Agency.

11.	NOTICES.

All notices and information to be given hereunder shall be in writing and shall be sent by United States certified mail, telegram, telex, facsimile, email, overnight delivery service or telecopy, postage or charges prepaid and addressed to the Party to whom such notice is given as follows:

If to Company:	Bayou City Exploration, Inc. 10777 Westheimer, Suite 170 Houston, Texas 77042 Attention: Mr. Morris Hewitt Telephone: 832-358-3900 Facsimile: 832-358-3903 Email: mhewitt@bcexploration.com

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If to Participant:	True North Energy Corp. 1200 Smith Street 16th Floor Houston, Texas 77002 Attention: Max Pozzoni Telephone: 832-476-8699 Email: max@tnecorp.com

12.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of an assignment, the assignee shall agree to be bound by the terms and provisions of this Agreement, including any JOA provided for hereunder. In the event of such assignment the assigning Party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned.

13.	ENTIRETY OF AGREEMENT.

This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and there are no representations or other agreements between the Parties except as expressly set forth herein and included within the Exhibits attached hereto. Any amendment to this Agreement shall not be effective unless in writing and executed by the Parties to this Agreement.

14.	GOVERNING LAW.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of law rules which would refer to the laws of another jurisdiction). This Agreement shall be performable in Houston, Harris County, Texas and venue for any litigation to enforce a provision hereof or construe this Agreement shall be in Houston, Harris County, Texas.

15.	RELATIONSHIP OF PARTIES.

This Agreement is not intended to create a relationship of partnership or an association for profit between or among the Parties. It is expressly agreed that the obligations and liabilities of the Parties are several and not joint. Nothing contained in this Agreement shall be construed to create or impose a partnership duty, obligation or liability on any of the Parties or an association for profit between or among the Parties. Notwithstanding the foregoing provisions, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each of the Parties elects, under the authority of Section 761(a) of the Internal Revenue Code of 1986, as amended, and applicable issued regulations, to be excluded from the application of all provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended. Should there be any requirement that a Party give further evidence of this election, such Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

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16.	TERM OF AGREEMENT.

This Agreement shall remain in force and effect for a period commencing on the Effective Date hereof and, subject to the provisions hereof which provide for an earlier termination, ending on the date on which the JOA terminates in accordance with the provisions of Article XIII. of the JOA.

17.	SEVERABILITY

If any term, provision or condition of this Agreement is held invalid, unenforceable or contrary to applicable laws, it shall be reformed to the extent necessary to conform, consistent with the intention of the Parties, to such laws, and if such provision cannot be so reformed, it shall be deemed deleted and the validity of the other terms, provisions and conditions shall not be affected.

18.	MISCELLANEOUS

A. The titles and the section headings contained in this Agreement are inserted for convenient reference only and shall not be construed as limiting or extending the meaning of any provision of this Agreement.

B. This Agreement and any documents to be executed pursuant hereto may be executed in multiple counterparts, each of which shall constitute an original and all of which, when construed together, shall constitute but one and the same instrument.

C. The Parties hereby agree to do, execute or procure to be done and executed, any and all further necessary acts, deeds, documents and things within their power to give effect to this Agreement and its intent.

D. No waiver of any term, provision or condition of or rights under this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving Party. The failure of either Party to insist upon the strict performance of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition.

E. If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements from the non-prevailing Party in addition to any other relief to which the prevailing Party may be entitled.

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If the foregoing sets forth your understanding of our agreement, please so indicate by signing in the space provided below and returning one (1) original of this Agreement to the undersigned.

BAYOU CITY EXPLORATION, INC.

By:	/s/ Morris Hewitt
Name: Morris Hewitt
Title: President

TRUE NORTH ENERGY CORP.

By:	/s/ Massimiliano Pozzoni
Name: Massimiliano Pozzoni
Title: Chief Financial Officer

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